Exhibit 2.1

Dated: 3 January 2019

Paw Luxco III S.à r.l.

(as the Seller)

and

Callaway Germany HoldCo GmbH

(as the Purchaser)

and

Callaway Golf Company

(as the Guarantor)

SPA Amendment, Waiver and Locked Box Deed

related to

the Share Sale and Purchase Agreement relating to

JW Stargazer Holding GmbH

12670 High Bluff Drive

San Diego, California 92130

Tel: +1.858.523.5400

www.lw.com

Contact: Craig Garner

TABLE OF CONTENTS

1.	Interpretation	1

2.	SPA amendments, modifications and waivers	2

3.	Locked Box Concept	4

4.	Miscellaneous	5

SCHEDULE 1		6

This Deed is made on 3 January 2019

(1)

Paw Luxco III S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 2-4, rue Eugène Ruppert, L-2453 Luxembourg, registered with the Luxembourg Trade and Companies Register (Register de Commerce et des Sociétés) under registration number B 159.480 (the “Seller”);

(2)

Callaway Germany Holdco GmbH (formerly Mainsee 1185. V V GmbH), a limited liability company incorporated under the laws of Germany, having its registered office in Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, under HRB 113311 (the “Purchaser”); and

(3)	Callaway Golf Company, a company incorporated in the State of Delaware whose registered office is at 2180 Rutherford Road, Carlsbad, California 92008, United States of America (the “Guarantor”).

The Seller, the Purchaser and the Guarantor are collectively referred to as the “Parties”, each a “Party”.

Whereas:

(A)

On 29 November 2018 the Parties entered into a share sale and purchase agreement relating to the sale and purchase of all shares in JW Stargazer Holding GmbH (the “SPA”). Capitalized terms defined in the SPA shall have the same meaning in this SPA amendment, waiver and locked box deed (the “Deed”), unless otherwise defined herein.

(B)

The Purchaser has requested, and the Seller has accepted the request, to proceed to an earlier Closing than was provided for under the SPA and so accordingly the Parties wish to amend, modify or waive certain terms of the SPA to enable an earlier Closing.

(C)	In addition, the SPA provides for a Purchase Price, certain elements of which are to be determined as of the Effective Time.

(D)

The Parties now wish to agree that the Effective Time for the purpose of the SPA shall be 1 January 2019, 00:00 (midnight) (Central European Time). Therefore, the Parties wish to agree on certain locked box protection mechanisms for the time period between the Effective Time and the Closing Date in order to preserve the Group for the Purchaser.

It is agreed as follows:

1.	INTERPRETATION

1.1	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.2	Each of the schedules and exhibits to this Deed shall form part of this Deed.

1.3	References to this Deed include this Deed as amended or varied in accordance with its terms.

2.	SPA AMENDMENTS, MODIFICATIONS AND WAIVERS

The Parties hereby agree that, in accordance with Clause 13.5 of the SPA, certain terms of the SPA shall be amended, modified or waived (as applicable) in accordance with the below:

2.1	Effective Time

(a)	Clause 1.1 of the SPA is amended by the replacement of the definition of “Effective Time” with the following definition:

““Effective Time” means 1 January 2019, 00:00 (midnight) (Central European Time);”.

(b)

The definition of “Transaction Expenses” in Clause 1.1 of the SPA shall be amended as follows: “…in each case to the extent not paid prior to the ~~Closing~~ Effective Time or otherwise taken into account in Third Party Indebtedness or Working Capital”.

(c)	The computation of the Purchase Price and the Closing Statement shall be as of the Effective Time in accordance with the terms of Schedule 3 of the SPA.

(d)	The reference to “Closing” in paragraph 3.1(b) of Schedule 7 shall be read as being a reference to the “Effective Time” (as amended pursuant to the terms of this Deed).

2.2	Conditions Precedent

The Parties hereby agree to waive the Condition set out in Clause 4.1.4 of the SPA and accordingly the Purchaser agrees that the Seller (and relevant Group Companies) shall not be required to provide the audited financial statements of the Group Companies for the fiscal year ended 30 September 2018. The Seller acknowledges that all fees, costs and expenses incurred or reasonably expected to be incurred following the Closing in connection with the completion of such audited financial statements shall be included as a liability of the Seller in the Closing Statement provided that in no event shall the aggregate liability of the Seller in respect of the foregoing exceed EUR 260,000 excluding amounts paid prior to the Effective Time or accrued in the Closing Statement.

2.3	Pre-Closing Obligations

(a)

The Purchaser acknowledges and agrees to the Group not protesting the decision of the German Federal Tax Court regarding a challenge by JW STARGAZER Holding GmbH of the results of a tax audit completed in 2011 (for the years 2002-2008) with regard to a specific tax model (KGaA Model).

(b)	In respect of Clause 5.3.4 of the SPA, the Purchaser acknowledges that all material consents may not be obtained prior to Closing.

(c)

In respect of Clause 5.4.2 of the SPA, the Purchaser agrees that the Seller has provided the OpCo Facilities Repayment Notice and notified the Purchaser of the OpCo Facilities Repayment Amount and the OpCo Facilities Repayment Account notwithstanding any earlier requirement to do so.

(d)

In respect of Clause 5.4.3 of the SPA, the Purchaser agrees that the Seller has provided the OpCo Release Agreement together with the OpCo Facilities Repayment Notice and any other documents necessary pursuant to Clause 5.4.3 of the SPA notwithstanding any earlier requirement to do so.

2.4	Closing

(a)

Pursuant to Clause 6.1 of the SPA, the Parties agree that Closing shall take place on 4 January 2019, or on such other date as may be agreed between the Purchaser and the Seller in writing, notwithstanding the requirement for the last day of the calendar month or for the notification of fulfillment or waiver of the Conditions to be made at least three (3) Business Days prior to Closing.

(b)

The Purchaser acknowledges that it has received the notifications from the Seller pursuant to Clauses 6.3.2(d) and 6.4.1 of the SPA (copies of which are appended to this Deed), notwithstanding any requirement for these to be provided a certain number of Business Days prior to Closing.

2.5	PN7

(a)	The Purchaser undertakes that it shall not withhold or deduct any amount from the Purchase Price in respect of the Transaction potentially being taxable in accordance with PN7.

(b)

The Seller undertakes that it shall retain in its account, free and clear of any and all Encumbrances, the sum of EUR 10,000,000 (the “Tax Escrow Amount”) until the expiration of the Tax Escrow Period (as defined below), and shall apply the Tax Escrow Amount to pay any Tax assessed by the relevant Tax Authority in accordance with and within the time period prescribed by applicable Tax laws and instructions from the relevant PRC PN7 Taxation Bureau. The Seller shall not declare, make or pay any dividend (including any deemed dividend) or distribution of, or otherwise transfer, assign or encumber in any manner whatsoever, the Tax Escrow Amount to or for the benefit of any person or entity (including any Seller Affiliate) during the Tax Escrow Period, or agree or commit to take any of the foregoing actions prior to the expiry of the Tax Escrow Period. The Seller shall as soon as reasonably practicable respond to any inquiries, investigations and/or requests for information, clarification or otherwise from the PRC PN7 Taxation Bureau in relation to the Transaction during the Tax Escrow Period. For the purposes of this Clause 2.5(b), “Tax Escrow Period” means the period commencing on Closing and ending on the earlier of (i) written confirmation (which may include, without limitation, a photograph or copy of the PRC PN7 Taxation Bureau’s internal records or meeting minutes issued by EY China documenting the verbal confirmation provided by the PRC PN7 Taxation Bureau (or other Tax Authority) in charge) on the assessment conclusion of the PRC PN7 Taxation Bureau as to whether the Transaction is taxable in accordance with PN7 or (ii) the date falling six (6) months after Closing; provided that (A) if the PRC PN7 Taxation Bureau makes any inquiries, investigations or other requests in relation to the Transaction during the Tax Escrow Period, the Tax Escrow Period shall be extended until the Seller has fully responded to and addressed such inquiries, investigations or other requests and (B) if the PRC PN7 Taxation Bureau makes any claim or assessment during the Tax Escrow Period that the Transaction is taxable in accordance with PN7, the Tax Escrow Period shall be extended to such time as the Seller makes full payment of any applicable Tax (including interest and penalties) assessed by the relevant Tax Authority (provided, for the avoidance of doubt, that the Seller shall always be permitted to use any proportion of the Tax Escrow Amount during the Tax Escrow Period to pay any applicable Tax (including interest and penalties) assessed by the relevant Tax Authority) or there is written confirmation (which may include, without limitation, a photograph or copy of the PRC PN7 Taxation Bureau’s internal records or meeting minutes issued by EY China documenting the verbal confirmation provided by the PRC PN7 Taxation Bureau (or other Tax Authority) in charge) on the assessment conclusion of the Tax Authority that the Tax is not due. The Seller shall as soon as reasonably practicable provide the Purchaser with copies of all communications to or from the Tax Authority as regards the PN7 filing in relation to the Transaction during the Tax Escrow Period, including a photograph or copy of the PRC PN7 Taxation Bureau’s internal records (if made available) or meeting minutes issued by EY China documenting any verbal communications.

3.	LOCKED BOX CONCEPT

3.1	Definitions

(a)	“Leakage” means:

(i)

the declaration, making or payment of any dividend (including deemed dividend) or distribution of profits or assets, or any payments in lieu of any dividend or distribution, declared, paid or made, or agreed to be declared, paid or made, or any repurchase, redemption, repayment or return of share or loan capital or any other relevant securities paid or agreed to be paid, in each case by any member of the Group to any member of the Seller’s Group;

(ii)

the payment of any management, shareholder, monitoring or other fees, charges or compensation of a similar nature paid or agreed to be paid by any member of the Group to or for the benefit of any member of the Seller’s Group;

(iii)

any repayment of shareholder loans, Shareholder Debt or Third Party Indebtedness or any increase of or agreement to charge any interest on any shareholder loans, Shareholder Debt or Third Party Indebtedness or the agreement to charge any prepayment penalties;

(iv)	any payment by a member of the Group to a member of the Seller’s Group;

(v)	the waiver of, or agreement to waive (whether conditional or not), by any member of the Group, any amount or other liability owed to that member of the Group by any member of the Seller’s Group;

(vi)

the assumption of any liability, obligation or indemnity by any member of the Group in favor of, or any assets, rights, values or benefits transferred to or for the sole benefit of, any member of the Seller’s Group;

(vii)	any agreement or commitment or commitment to agree to any of the above; and

(viii)

any Tax becoming payable by any Group Company (and which is not already specifically provided for in any of clauses 3.1(a)(i) to 3.1(a)(vii) inclusive above) as a result of any such matters less any Reliefs (other than a Purchaser’s Relief) and Recoverable VAT; for purposes of this clause the term “after the Closing Date” in the definition of “Purchaser’s Relief” shall be read as “on or after the Effective Time”, but does not include any Permitted Leakage.

(b)	“Permitted Leakage” means any payment set out in Schedule 1 or any other payment made with the prior written consent, or at the written request, of the Purchaser.

3.2

The Seller undertakes to the Purchaser to procure that no Leakage will occur between the Effective Time and Closing (both inclusive), provided that the Seller shall have no liability to the Purchaser under this Clause 3.2 if the Closing does not occur.

3.3	The Seller shall indemnify the Purchaser on demand on a euro for euro basis for the total amount of any Leakage. To the extent that any Leakage has occurred and the Purchaser has made a claim pursuant to Clause 3.4 hereof, the Purchaser may deduct the amount of such Leakage from the Purchase Price (including by deducting such Leakage amounts from any amounts owed at Closing pursuant to Clause 6.3.1 of the SPA or by recovering any such Leakage amounts from the Escrow Account in connection with any adjustment to the Purchase Price in accordance with Clause 7.4 of the SPA) on a euro for euro basis.

3.4

Any claim by the Purchaser pursuant to this Clause 3 must be made in writing to the Seller within one hundred and twenty (120) days following the Closing Date setting out the Purchaser’s calculation of the Leakage amount and the Seller shall cease to be under any liability to the Purchaser under this Clause 3 in respect of all and any such claims not so notified to the Seller.

3.5	None of the limitations of liability contained in Schedule 6 of the SPA shall apply to any claim by the Purchaser pursuant to this Clause 3.

4.	MISCELLANEOUS

4.1	This Deed is a Transaction Document for the purposes of the SPA.

4.2	Clauses 12 and 13 of the SPA (other than to the extent Clause 13.12.6 of the SPA has been modified by Clause 2.5 of this Deed) shall apply to this Deed mutatis mutandis.

4.3	Except as amended by this Deed, the SPA shall remain in full force and effect.

4.4

This Deed may be and shall be effective when each Party has executed a counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.

This Deed is entered into by the Parties as a deed and is delivered and takes effect on the date written at the beginning of this Deed.

***

SCHEDULE 1

1.	PERMITTED LEAKAGE

1.1

Payment of transaction costs, transaction or retention or change of control bonuses or payments to employees in connection with the sale of the Shares to the extent that such transaction costs or payments are accrued for and reflected in the calculation of Third Party Indebtedness, Transaction Expenses or Working Capital as liabilities of the Seller;

1.2	Any item included as a liability of the Seller in the Closing Statement in the amount set out therein;

1.3	Payment of EUR 5,959,170.57 by (or on behalf of) the Company to the Seller at (or immediately prior to) Closing in connection with repayment of Shareholder Debt; and

1.4

Any payment or incurrence of any amount of Tax in respect of any matter set out in paragraphs 1.1 to 1.3 above if and to the extent such Tax is included as a liability of the Seller in the Closing Statement or accrued for and reflected in the calculation of Third Party Indebtedness, Transaction Expenses or Working Capital as a liability of the Seller.

/s/ Richard Cotter	and	/s/ Catherine Trapani

Class A Director		Class B Director

EXECUTED as a deed by Outdoor Holdings GP

SA

Acting as sole corporate manager

For and on behalf of Paw Luxco III S.à.r.l.

EXECUTED and delivered	)
as a deed by Patrick S. Burke	)
Managing Director of
Callaway Germany Holdco GmbH	)	/s/ Patrick S. Burke
in the presence of:	)

/s/ Brian P. Lynch	Signature of Witness
Brian P. Lynch	Name of Witness
c/o Callway Golf Company	Address of Witness
2180 Rutherford Road
Carlsbad, California 92008

Senior Vice President, Chief	Occupation of Witness
Financial Officer, General
Counsel and Corporate Secretary of Callaway Golf Company

EXECUTED and delivered	)
as a deed by Brian P. Lynch	)
Senior Vice President, Chief Financial	)
Officer, General Counsel and Corporate	)
Secretary of Callaway Golf Company	)	/s/ Brian P. Lynch
in the presence of:	)

/s/ Patrick S. Burke	Signature of Witness
Patrick S. Burke	Name of Witness
c/o Callway Golf Company	Address of Witness
2180 Rutherford Road
Carlsbad, California 92008

Managing Director of	Occupation of Witness
Callaway Germany Holdco GmbH